Exhibit 99.1

Air Lease Corporation

Earnings Call Transcript – Q2 2019

August 8, 2019; 4:30 p.m. EST

AIR LEASE CORPORATION PARTICIPANTS

Mary Liz DePalma	Investor Relations
John L. Plueger	CEO and President
Steven F. Udvar-Házy	Executive Chairman
Gregory B. Willis	Executive Vice President and CFO

ANALYST PARTICIPANTS

Catherine O’Brien	Goldman Sachs
Helane Becker	Cowen and Company
Jamie Baker	JP Morgan Chase & Co
Jonathan Morales	Morgan Stanley
Josh Sullivan	Seaport Global Securities
Kristine Liwag	Bank of America Merrill Lynch
Michael Linenberg	Deutsche Bank
Moshe Orenbuch	Credit Suisse
Scott Valentin	Compass Point Research & Trading
Vincent Caintic	Stephens

PRESENTATION

Operator: Good day, ladies and gentlemen, and welcome to the Air Lease's Second Quarter 2019 Earnings Conference Call. (Operator Instructions) As a reminder, this conference is being recorded.

I would now like to introduce your host for today's conference, Mary Liz DePalma, Head of Investor Relations. Please begin.

Mary Liz DePalma: Hello everyone and welcome to Air Lease Corporation's Earnings Call for the second quarter 2019. This is Mary Liz DePalma, and I'm joined this afternoon by Steven Házy, our Executive Chairman; John Plueger, our Chief Executive Officer and President; and Greg Willis, our Executive Vice President and Chief Financial Officer.

Earlier today, we published our results for the second quarter of 2019. A copy of our earnings release is available on the Investors section of our website at www.airleasecorp.com. This conference call is being webcast and recorded today, Thursday, August 8th, 2019, and the webcast will be available for replay on our website. (Operator Instructions)

Before we begin, please note that certain statements in this conference call, including certain answers to your questions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.

This includes, without limitation, statements regarding our future operations and performance, revenues, operating expenses, stock-based compensation expense and other income and expense items.

These statements and any projections, as to the company's future performance, represent management's estimates for future results and speak only as of today, August 8, 2019.

These estimates involve risks and uncertainties that could cause actual results to differ materially from expectations.

Please refer to our filings with the Securities and Exchange Commission for a more detailed description of risk factors that may affect our results.

Air Lease Corporation assumes no obligation to update any forward-looking statements or information in light of new information or future events.

In addition, certain financial measures we'll be using during the call such as adjusted net income before income taxes, adjusted diluted earnings per share before income taxes and adjusted pretax return on equity are non-GAAP measures. A description of our reasons for utilizing these non-GAAP measures as well as our definition of them and the reconciliation to corresponding GAAP measures can be found in the earnings release in 10-Q we issued today.

This release can be found in both the Investors and Press section of our website at www.airleasecorp.com.

Unauthorized recording of this conference call is not permitted. I would now like to turn the call over to our CEO and President, John Plueger.

John L. Plueger: Thanks, Mary Liz. Well, good afternoon, everyone and thank you for joining us. I'm happy to report the continued strength of our business with revenues up 18.5% for the quarter, and up 20.3% for the first half of the year. Our EPS grew 5.8% to $1.10 for the quarter and 14.2% to $2.33 for the half year, with strong pretax margins and return on equity.

During the second quarter, we delivered 16 aircraft from our order book and acquired one aircraft from the secondary market, representing approximately $1.6 billion in aircraft investments which, despite the MAX grounding and ongoing delivery delays with Airbus, is the highest level of aircraft investment in any quarter during our company's history. Last quarter, we advised that we were lowering our assumptions for aircraft investments for the full year 2019 from $6.5 billion to $5.8 billion. Now, due to ongoing grounding of the MAX and ongoing delivery delays by Airbus, we are lowering our assumptions for aircraft investments again for 2019, down to approximately $5.1 billion, which assumes that we will not be taking delivery of any MAX aircraft for the end of 2019. This assumption is our own, not Boeing's. And I would remind you that our MAX customers and forward placed deliveries are outside of the United States, and therefore, are ultimately dependent on foreign regulators, not the FAA. Frankly, I hope our assumption is wrong as we do look forward to delivery recommencement of the MAX as soon as possible. While the MAX grounding has been tough for our customers and the entire industry, the most important aspect is that the aircraft is safe when it returns to service. We know that Boeing, the FAA and the world's aviation authorities are working hard to restore the MAX safely to the air, and we remain fully confident in that outcome as do our airline customers.

So big picture for ALC. Let me just summarize by saying that our revised estimate of $5.1 billion in aircraft investment for 2019 is still 50%, 5-0 percent, higher than 2018. So we remain on track for our strongest growth year since inception of the company.

As anticipated, and as we previewed to you last quarter, we did not sell any aircraft in the second quarter as we focused on fleet growth. Our fleet remains young and full of highly in-demand aircraft, which are generating healthy returns for our shareholders. We see continued strong demand from aircraft buyers for the foreseeable future, which allows us to tailor our sales to be consistent with our growth objectives and maximize value of each and every aircraft to our shareholders. Consistent with our expectations, and as we shared with you last quarter, we do anticipate sales from our fleet occurring in the second half of the year, for which several have already closed into Q3. Greg will provide further quantification of this in his remarks.

Looking at the macro picture. As you would expect, we are closely monitoring trade matters, global economic activity, environmental issues, currency and interest rates. As we have expressed to you over the past year, based on our interactions with our customers to date, we have yet to see impact to overall demand for our aircraft. And, as we have also shared with you previously, we are experiencing no issues on our aircraft deliveries into China or obtaining new deals with China as you saw from our June 16th press release for 10 new A321neo aircraft with Sichuan Airlines.

Looking at today's overall demand picture, the shortage created by the MAX grounding and the Airbus delivery delays have, if anything, strengthened near-term single-aisle demand, and we have seen an uptick in certain lease rates, particularly on the A321neo. It is premature to speculate on MAX lease rates going forward as much of our new lease placement activity has been somewhat muted pending return to service of the MAX.

On the widebody side, I would call your attention to the strong lease placements we have announced during the past 90 days, and particularly during the Paris Air Show, to show the continued good placement momentum we have been experiencing. Those placements include: ten Boeing 787-10s with Korean; one 787-10 with KLM; one 787-9 with LOT Polish Airlines; three A350-900s and an A350-1000 with Air Caraïbes and FrenchBee, respectively; and six A330-900neos with Virgin Atlantic. In fact, as of today, we are 76% placed on our widebody aircraft cumulatively. And importantly, these placements are at rates with which we are very happy.

So at the Paris Air Show, we announced a significant deal with Airbus for 100 aircraft. And as part of this agreement, we partnered with Airbus to launch the A321XLRneo with 27 firm orders, and we added 23 incremental A321neo firm orders and ordered 50 A220-300 aircraft. We also adjusted our order book for the addition of five 787-9s with Boeing. Look, we believe strongly in all these aircraft.

Just to provide some color on these orders, let me start with the A321XLRneo. In our view, this aircraft currently has no equal. It has ability to fly 10- to 11-hour missions with a range of up to 4,700 nautical miles, and the XLR can carry well over 200 passengers. It's also 30% more fuel-efficient than the 757. We are already seeing strong demand from our airline customers. Frankly, this aircraft was a no-brainer.

As it relates to the A220, we believe that this aircraft under Airbus ownership is much more than a traditional regional jet. It has the ability to carry up to 160 passengers comfortably and is substantially more fuel-efficient than an A319 or a 737-700. This aircraft is ideal for connecting secondary cities, where we are seeing continued growth in passenger traffic and the market is embracing this aircraft as near-term delivery positions are sold out. Steve will comment a little bit further on the A220-300 in his remarks.

Finally, the 787-9 has been one of the strongest, if not the strongest, widebody aircraft in our portfolio. We continue to get good strong requests for the 787, and these five additional units reflect ongoing lease placements, not all of which are covered. They've not -- all these lease placements have not yet been announced.

Looking ahead, we see demand for aircraft as being resilient in the face of global headlines. In addition to the need to replace aging aircraft, which has been ALC's focus since inception, the industry continues to have a multitude of other factors driving incremental demand for new jets. It's undeniable that air travel has become the world's form of mass transportation for anything over about 500 nautical miles, as the total cost to travel becomes more and more affordable with increasing connectivity globally. This is being driven by the technological disruption throughout the travel industry. For example, with hotels and railcars, with businesses such as Airbnb and Uber along with the advent of the LCCs and ULCCs in the airline industry, all of which helps to make travel more affordable than ever. ALC's daily conversations with our customers provides our team with the best real-time pulse on the marketplace, and it's clear to us that the dynamics I just discussed are driving passenger traffic and our airlines' needs for new aircraft. As a result of this, we continue to place our order book to both long-time and new airline customers at a good pace and at rates with which we are happy. And with that, let me turn the call over now to our Executive Chairman, Steve Házy, to provide further color on our placements and additional commentary and what we are seeing in the marketplace. Steve?

Steven F. Udvar-Házy: Thank you very much, John. Air Lease is delivering outstanding operational and financial performance as we build our best-in-class fleet on long-term leases. We now have over 100 airline customers. And as of mid-July, we had already surpassed 300 aircraft in our own fleet and more than $20 billion in total assets - two fantastic milestones for our company after nine short years.

Aviation is a dynamic business given its global nature. As always, there are currently many variables at play with trade, currencies, rates and OEM delays, just to name a few. But, broadly speaking, our airline customers are generally healthy as a result of ongoing passenger traffic trends, relatively low interest rates and manageable energy prices. Labor, of course, does prove troubling for some airlines, particularly in Europe. But this is nothing that we've not seen before. And, despite ongoing geopolitical dialogue, we continue to see ongoing demand from airlines from all regions of the world.

In fact, earlier today, the International Air Transport Association, IATA, reported that as of June of 2019, RPKs, revenue passenger kilometers, were up 5% globally with a record high passenger load factor of 84.4%. Despite IATA highlighting a moderation in growth over the last few months, we find overall traffic growth still compelling with continuing strong load factors. The grounding of the 737 MAX has given many airlines a healthy opportunity to pause, reevaluate and reconfirm their fleet replacement and growth requirements, and we do not see any evidence of an overall pullback in aircraft demand. The continued demand we're seeing for our new aircraft is evident in our forward-lease placements, which now stand at 97% through 2020 and almost 80% through 2021. These placements together with the aircraft we have on lease result in ALC having $28.7 billion in total committed future rentals.

In addition to the announcements we made at the Paris Air Show, which John shared with you, we have made several other significant placements and deliveries over the second quarter. For example, in Asia, we announced the placement of two A320-200neos with Vietnam Airlines, which follow our recent placement of 12 A321neos to Vietnam Airlines, one of the fastest growing airlines in Asia and a customer with which we have a long-standing strategic relationship. Additionally, in Asia, we placed two new Airbus A320neos and two new A321neo LRs, with Peach Aviation in Japan, and delivered the first of what will be two additional 787-10s to EVA Air in Taiwan. In Europe, we just delivered the first of eight new Airbus A321-200neo LRs, the long-range version of the A321neo to Aer Lingus, the flag carrier airline of Ireland, as part of that airline's ongoing fleet transition for a more extensive transatlantic operational network. We also delivered one new Airbus A321neo to Atlantic Airways, the first of two which we delivered to the national airline of the Faroe Islands. And to Azores Airlines in Portugal, we delivered the airline's first of three A321 LRs, also operating on the North Atlantic to U.S. and Canada. Finally, we continued our dialogue with our customers in the Americas and over the past month, delivered two A321-200s to our long-time customer, Air Canada, and placed three A321-200neo aircraft with SKY Airline in Chile. So, as you can see, a great deal of activity across the globe just in the past quarter. In addition, we have a number of unannounced lease and LOI commitments for both new Airbus and Boeing aircraft we have on order as well as leases for a number of used aircraft in our portfolio.

Since inception of ALC, we have targeted a diverse, but highly efficient mix of aircraft types to constitute an optimized commercial aircraft portfolio that will be in high demand across a broad base of airlines and will maximize long-term profit generation for our shareholders. We've had many inquiries about our decision to place an order for 50 Airbus A220 aircraft with options for an additional 25 units. It became clear to us in the course of the past year, and more strongly so over the past six or seven months, that this aircraft has gained considerable momentum in the marketplace. We are now being asked routinely about it and our ability to provide this aircraft is really important for our customers. Let me just remind you that the Airbus 220 has now been ordered by airlines including Delta, Air Canada, JetBlue, Korean Air, airBaltic, SWISS, EgyptAir, David Neeleman's Moxy and most recently, Air France, which announced last week a commitment for 60 A220-300s. This is quickly turning into a mainstream aircraft. So, as always, we take our strongest indications from our global airline customer base in considering the types of aircraft to order. Under Airbus ownership, and with our ALC order, we have much long-term confidence in the growth and role of the A220 for many of our good airline customers. And with our new order for the A321 XLR and the A220, we enjoy a market-leading position among lessors for these aircraft.

And with that, I will turn the call over to our CFO, Greg Willis, to provide an update on Air Lease's financing activities during the second quarter.

Gregory B. Willis: Thank you, Steve, and good afternoon. As John mentioned earlier, we continued to execute on our growth plan by growing revenues by 20% during the first half of the year. This growth was driven by the $2.6 billion in aircraft investments that we made over this time frame. Keep in mind, we are harvesting the commitments that our team made three to four years ago, and they are bearing fruit today, which you can see through our 15% pretax return on equity. It is worth noting that these returns were generated with minimal aircraft sales, trading and other activities, which represented less than 2% of total revenues.

Our quarterly earnings were impacted by the continued delays that the industry is experiencing from both Boeing and Airbus, our decision to shift sale to the second half of the year as well as the fact that we had seven aircraft in transition during the second quarter relating to the WOW bankruptcy. As you will remember, at the end of the first quarter, we foreclosed on the WOW security package, which resulted in a gain during the first quarter. This gain more than offset the fact that these aircraft were in transition during the second quarter and were not fully generating revenue during this period. The bottom line is that the gains from Q1 more than covers the loss of revenue in Q2 during the transition.

Turning to expenses. Interest expense increased year-over-year, in line with the growth of our fleet. Given the high percentage of fixed rate debt, we typically do not see very much movement in our overall composite cost of funds quarter-to-quarter. That said, new financing rates have come down significantly since the start of the year, and we will benefit from these lower rates as we layer on new debt to finance our growth. Next, depreciation continues to track the growth of our fleet similar to how funding costs work. And lastly, SG&A remained in line with the last three quarters. Outside of quarter-to-quarter variances, we expect revenue growth to outpace SG&A growth over the long-term.

Looking ahead, we expect that 19 aircraft will deliver in the third quarter, representing $1.9 billion in aircraft investments. This number does not include any incremental purchases or MAX deliveries. Regarding sales, as John mentioned, we anticipate that sales activities will increase in the second half of the year, as the market for used aircraft remains strong. These sales will continue to demonstrate the value of the aircraft that are in our fleet today. We are still targeting around $1 billion in sales during 2019, consistent with what we told you at the beginning of the year. We expect approximately $350 million of these aircraft sales to occur in the third quarter, however, we will update you again when we publish our activity report in early October.

Turning to the financing activities. In 2019, to date we raised $3.4 billion in debt financing to finance the growth of our fleet and to increase our liquidity position to $5.3 billion. We completed two debt issuances during the second quarter, including a fixed-rate, $750 million, medium-term note at a fixed interest rate of 3.75% that matures in 2026, and $300 million floating rate issuance priced at LIBOR plus 67 basis points maturing in 2021. We continue to benefit from our investment-grade credit ratings, which are the best-in-class as compared to stand-alone aircraft lessor peers, providing us increased access to capital and attractive funding cost.

Our debt-to-equity ratio increased modestly quarter-to-quarter to 2.4x, still below our long-term target of 2.5x. The continued delivery delays have left us modestly under-levered relative to our target that we continue to expect to return to the 2.5x level later this year. Just as a reminder, our debt-to-equity target is a target, and we regularly fluctuate above and below this level based on the timing of aircraft investments and sales. We also remain committed to our core financing strategies of roughly 80% fixed rate debt and 90% unsecured debt.

And with that, I will turn the call back over to Mary Liz for the question-and-answer session.

Mary Liz DePalma: Thank you. At this time, we'll open the line for Q&A. (Operator Instructions).

Operator?

Q&A

Operator: (Operator Instructions) Our first question comes from Vincent Caintic of Stephens.

Vincent Caintic: First question kind of on the MAX delay. So appreciate the updated guidance for purchases this year. I guess once the delay has gone and global regulators approve of the changes, what would you expect the pace of MAX deliveries to be from your experience with prior delays?

John L. Plueger: Well, I will only say we -- truthfully, we really haven't had experience of this type of delay. It's really hard to say what the pace of redeliveries will be. There will be a certain amount of time, obviously, to take current aircraft that we're flying in fleets to start flying again as well as a process of taking aircraft out of their storage that have already been in effect completed in delivery -- completed in production by Boeing. It's really hard to estimate. It also will depend upon how much, for example, foreign or other regulators might require some additional training, we don't know if that will happen as well. So there's really a lot of variables, Vincent, and so I pause short from giving you a time frame, one month, two months, six weeks. It's just really different and some will depend upon each individual airline.

Steven F. Udvar-Házy: Yes. And the other factor, Vincent, is we cannot predict as we sit here today what Boeing's production plan is beyond September, October, November, December of this year, if they're going to make further adjustments in production, and when will they get back to the 52 a month, which was the rate just prior to the grounding. So all those factors will enter into the picture of when a new aircraft will deliver, and to what extent they'll be delayed from the original contracted months of delivery.

Vincent Caintic: Okay. Got it. That's helpful. In the interim with the delays, have there been any themes on the discussions you've been having with the airlines on getting some intermediate lift? And I thought it was interesting that you shifted some of the MAX orders to 787s, so any views that drove that change?

Steven F. Udvar-Házy: Well, we are working with each airline on a case-by-case basis. We have lined up interim lift for some of these carriers, both on a dry lease and on short-term wet leases from other airlines. We've also worked with some of our customers to realign their scheduling and modify their operational parameters to fly more hours with the aircraft that they already have. And with respect your question about the 787s, we basically found ourselves short in the second quarter of this year of 787-9s. In other words, we had more demand in 2020, 2021 and 2022 than aircraft we had on order of this subtype of 787. So with the mutual agreement with Boeing, we felt that the wisest thing to do was to convert 15 of our MAX 8s and 9s into five additional 787-9s. And we continually reshape our order book and make changes. It's an ongoing process with both Airbus and Boeing, so this is really nothing very unusual. We're perpetually fine tuning our fleet composition.

Operator: And our next question comes from Moshe Orenbuch of Crédit Suisse.

Moshe Orenbuch: I guess, maybe talk about the expected pace of normalization. -- The queue has got a schedule of expected commitments that you've made for delivery. I know it is not the same as expected CapEx, but $6.5 billion in '20 and $6.7 billion in change in '21. How do the delays, both the banks and other models, kind of factor into that?

Gregory B. Willis: Moshe, it's Greg. Right now we have taken our -- as John said during his opening remarks that with regard to the MAX, we're not expecting any in '19, and we spread those across '20 and '21. With regard to the Airbus narrowbody aircraft, we have been in regular dialogue with Airbus, and we have adjusted our contracted schedule from last quarter to reflect continued delays with their ability to meet their original commitments to us. So we continue to experience several month delays in the Airbus side as well and those have been reflected in the commitment schedule that you see. And right now, it's our best estimate of when we think these airplanes are going to deliver.

John L. Plueger: Yes. Bottom line, Moshe, is that if we can't take as many airplanes this year, we will still be taking them when -- and so we just spread them over the next couple of years to our best capability and working with both Airbus and Boeing.

Steven F. Udvar-Házy: Moshe, the one thing I'd like to emphasize [Steve] that we've not had any cancellations on the Airbus product that are leased, which are primarily the A321neos and A330-900neos or the MAX. So all of our leases are still intact. And even though, it's an ongoing dialogue with all the customers, people have not walked away from their commitments.

Moshe Orenbuch: Got it. So it's just essentially timing of when those leases will eventually begin?

Steven F. Udvar-Házy: Yes.

Moshe Orenbuch: In a similar context if the WOW aircraft had been on the books at the beginning of the quarter, and then placed at the beginning of the quarter, could you tell us what the impact or the benefit would have been in Q2?

Gregory B. Willis: I don't think we're going to give the specific rentals attached to an individual name. But I can say that the yield of the portfolio would have been in line with where it was last year. So without giving you a specific number, if you look at our yields they would have been normalized year-to-year. So you wouldn't have seen a change.

John L. Plueger: Moshe, try to understand these aircraft were actually in very high demand but when they come out of a situation with an airline closing, there has to be reconfiguration and that sort of thing. And the MROs across the world are very, very busy with many different aircraft. And so it's really just a matter of timing, certainly, demand was very strong and our placements were very fast.

Steven F. Udvar-Házy: And from a cash-on-cash position, we retained all of the cash deposits and reserves that we had from WOW Air and all of the new airlines, of course, then paid new deposits on these leases. So on a cash basis, we really didn't see any real impact to the company.

Gregory B. Willis: Right. And it's important if you look from a six-month, from a year-to-date perspective, the whole thing is normalized, right? You have a little P&L geography but year-to-date, the -- it's merely timing resulting in a 15% pretax ROE.

Operator: And our next question comes from Catherine O'Brien of Goldman Sachs.

Catherine O'Brien: So I guess just a question, one more on the MAX, I apologize. So your forward placements are still are looking really strong, 77% deliveries already placed 2 years out. But I guess how are you thinking about the impact of forward placements if the MAX grounding persists much longer? I think you've kind of alluded to maybe having to take a pause on placement efforts on that aircraft? And then I guess do you anticipate any disruption on lease rates, for the leasing community when they kind of redoubled their efforts to get those placed farther out? Or do you think that there's just such a short-term need for narrowbody lift that you could offset that? I realize a couple of questions with that.

John L. Plueger: Yes. I did say in my remarks it's a little premature to speculate on forward MAX rates. Suffice to say that you're closing comment is correct. People need these aircraft. But at the same time, as you could imagine as I also have said, our forward placements is a bit muted because generally speaking, airlines just want to make sure that this airplane is back up and flying safely. They haven't stopped. We have a few ongoing dialogues. But certainly they've been muted until the sky is clear.

Steven F. Udvar-Házy: Let me add a couple of comments here. We should separate the MAXs into two categories. One, the aircraft that we've already delivered and the aircraft that have already been contracted on lease. So on those aircraft, the airlines are committed to specific levels of lease rates and other commercial terms. To the extent that any of those customers will demand concessions, please understand that we will look to Boeing to cover every dollar of any deficiency that might arise. So that's point number one. Secondly, aircraft that we have not yet placed, to the extent that there might be a bit of softening for a certain period of time, again, we will sit down with Boeing and address that issue. It is not the intent of Air Lease to suffer for having had confidence in the Boeing 737 family.

Catherine O'Brien: Okay. Clear. And then maybe one for Greg. The  move lower interest rates is of course, really recent. But do you think you will be able to take advantage of lower rates in the short term? I guess like what kind of the refinancing opportunities you have over the next six to 12 months?

Gregory B. Willis: Yes. I think we have a floating rate target of 20% that's tied to -- so it's basically our revolving credit facility, which is tied to LIBOR at LIBOR-plus 105. And if short-term rates are lowered that has a very direct and quick impact. Also, as I mentioned earlier, longer term rates have come down significantly. So when we go out there and do our refinancing as well as our new issues to fund our CapEx, the all-in rates are 75 to 100 basis point lower than they were at the beginning of the year. So as we layer on, I think we definitely going to have an interest expense savings.

Operator: And our next question comes from Jamie Baker of JPMorgan.

Jamie Baker: Mark and I have a couple of questions. First, following up on Catherine's, on the placements, 97% next year, 77% through 2021. We ordinarily don't ask about this metric, but could afford some color around the aircraft families that are unplaced? Any commonality?

Steven F. Udvar-Házy: Yes. There's four 737 MAXs in 2020 for which we had LOIs and commitments from an airline ready to be signed. These are aircraft at the back end of 2020. And in fact, the airline in question was ready to sign those commitments before the end of March. Then we had the grounding and the airline decided to hold off on that commitment. These deliveries are primarily in the fourth quarter of 2020. So, to the extent, if Boeing cannot catch up because of the reduced production rates, it is conceivable, it's conceivable, that those delivery slots will actually slide into 2021.

And that really depends on the rate recovery in Renton to get back to the 52 and to recapture the 10 aircraft a month less that they are building currently. So that explains the 2020 situation. In 2021, it's essentially a relatively small number of MAX airplanes again that are unplaced, and then we have a very small quantity of A350 and A330neos that are all under negotiation right now with various airlines.

John L. Plueger: So Jamie, I would just add big picture. There's no category or class of aircraft, MAX or neo or widebodies or not, that are taking on a posture of being less placed. We are still pretty consistent across these lines, even with the MAX, and Steve gave you color on that. So I just want to reemphasize that we have very strong confidence in our whole order book.

Jamie Baker: That's perfect. Thanks for the disclosure. Second question, so Mark and I were looking at some data earlier today from IBA and kind of showing how global airline earnings are beginning to trend lower but profits also going a bit more concentrated in a select number of carriers. I know that you spoke enthusiastically about the global industry. But how are you thinking about the overall health of your specific airline customers? How many are on your watchlist now versus maybe six months ago and how has that changed? It just seemed somewhat contradictory to the bullishness that you spoke with or spoke to in your prepared remarks?

John L. Plueger: Yes. Well, look, I'm happy to comment. First of all, the level of arrearages, if you will, are very modest in our total fleet. And I can also tell you that our total commitments in our security packages well exceed our level of arrears. People have raised questions, for example, about Hainan. And we don't comment on any specific receivables balance, but I'll just, for the record, say for example, we have two 737-800s and two 787s with Hainan, but those two 737-800s are having their normal scheduled lease returns in the fourth quarter. We are progressing with the airline on those returns. We have the first of those 800s placed, we're close to placing the second. So that will reduce our exposure there to two 787s. And back to a broad outlook, look, since the start of Air Lease Corporation, and as we experienced at ILFC, naturally speaking, whatever levels of receivables or arrearages you have, it just grows with the size of the company. Ours is overall very low and manageable but as the case with Hainan and all the rest of the companies who may -- airlines who may owe us a little bit of money, our security to packages well cover what they owe us.

Jamie Baker: And I could just squeeze in a third one for Greg, because I missed some of your remarks right before you went to the Q&A. So on funding, Aircastle sourced some pretty aggressively priced bank debt. Is there a role for some secured bank debt in your cap structure? Or is the focus basically, I think you said, that 90% unsecured level. I just missed some of your commentary there.

Gregory B. Willis: Right now we have about 3% secured debt to total assets. Our funding target is to have 90% unsecured, we're well above that. Right now we can fund significantly cheaper on an unsecured basis, both in the bank market as well as the bond market. So right now I feel like we're not receiving any compensation or there's no incentive for us to do secured financing.

Operator: And our next question comes from Helane Becker of Cowen.

Helane Becker: So here's my question for you. I don't want to ask about the MAX, if that's okay. When I look at your distribution, your geographic distribution. Are there opportunities for you? You seem to be underrepresented in the Americas, and I'm kind of wondering if there are opportunities for you to grow your portfolio in those markets versus other markets like Asia or Europe where you seem to have a lot of exposure?

Steven F. Udvar-Házy: As usual, you're a mind reader.

Helane Becker: Am I?

Steven F. Udvar-Házy: Yes. So the answer is yes. We have a number of lease campaign initiatives, both in the U.S. and Canada and you'll be seeing announcements very, very soon. So we are going to ramp up a little bit, our U.S. domestic business and our North American business. And of course, the new tax laws for corporations also will benefit us in that we can take additional depreciation for our U.S. asset versus a foreign asset.

Helane Becker: Will it adjust your tax rate as well?

Gregory B. Willis: No. The tax rate will be neutral. It just has to do with the timing of tax profit, and it's a tool that we can use in place of the loss of 1031 exchanges.

John L. Plueger: I would add, Helane, on the tax rate, you've heard us comment before. We have a strong office in Ireland even though our headquarters are here. But we're also opening up a Hong Kong office, and there's a lot of tax incentives by the government of China and Hong Kong for lessors to do that, and that's -- any assets that we own in Hong Kong will be taxed at about 8.5% - in Ireland, it's the low teens. So as we grow our business and place assets ownership in Hong Kong, which would intend to do, we do envision a gradual lowering of our overall corporate tax rate.

Steven F. Udvar-Házy: But, to answer your first question, Helane, in '20 and '21, you will see the U.S. and North American business percentage increase a little bit in the overall matrix.

Operator: And our next question comes from Scott Valentin of Compass Point Research.

Scott Valentin: Just with regard to the secondary market -- I know you had one purchase in the second quarter. Just wondering how you view that market? Is it, do you see see it being attractive? And maybe what segments or types of aircraft, and maybe what age? You had mentioned the widebody. You've seen some pretty good demand that's kind of counter to you hear generally speaking? I just wonder if that's true for maybe the secondary market aircraft as well?

John L. Plueger: Well, look, we -- Scott, since ALC's inception, and even in strong order book times, we have always seized upon opportunistic used aircraft purchases. We don't really see any major change in that right now. We pounce when the opportunity arises. So there's really no change. The marketplace for used aircraft is strong, but that doesn't mean we can't find a good deal here or two and we seize upon it. So I would just say that there's really no -- any sea change or anything else like that. These are just things that we always look at and we seize upon. There's just no -- really no change there.

Steven F. Udvar-Házy: But in the next two years, vis-à-vis used aircraft, our primary emphasis will be selling used aircraft, not buying used aircraft.

Scott Valentin: Okay. And just a question, you mentioned adjusting for the WOW aircraft, the yield would have been flat compared to, I think, it was a year ago. I'm just wondering as we look out with repricing of older leases coming due, how do you expect the overall lease rate factors to trend? Should it be some slight downward trend there?

Gregory B. Willis: No. We expect our portfolio yields to remain flat as well as our age and lease term remaining. Of those core portfolio metrics, we don't see changing over the near term.

Steven F. Udvar-Házy: If anything, the average lease term remaining may grow a little bit fractionally because we're booking and delivering a lot of leases that are between 12- and 14-year terms.

John L. Plueger: I would remind you, what I commented on in my remarks and that is that we are seeing a particularly good strength in the A321neo marketplace for which we just ordered 50 more.

Operator: And our next question comes from Koosh Patel of Deutsche Bank.

Michael Linenberg: It's Michael Linenberg in for Koosh Patel. Actually two quick ones. John, when you are going through your comments and you were talking about the strength of your widebody placements, you made a comment about 76% of them being placed. Did you say, I don't know if you said cumulatively or they were placed through a certain year? I missed, what did you mean by on the widebodies, on the placement?

John L. Plueger: Cumulatively.

Michael Linenberg: Okay. So that's -- what, 76% of what you...

Steven F. Udvar-Házy: Have on order.

John L. Plueger: Yes. What we have on order.

Michael Linenberg: I get it. Okay.

John L. Plueger: In other words 76% of our widebody order book is placed.

Steven F. Udvar-Házy: So Mike, let's say we had 100 widebodies on order at a given point in time, including 787s, 787-9s, -10sand A330s, A350s, 76 of those planes already lease contracted and less than a quarter still have to be placed.

John L. Plueger: And Mike, we have not announced all those lease placements. We have not specifically announced all of them, but that's our overall percentage.

Michael Linenberg: Perfect. That's actually very helpful. And my second question, I feel like I have to ask this because it's -- I feel like every single day there's something new on the trade wars and tariffs and different industries getting hit. And I think we're all sort of watching closely whether or not aviation is going to be part of it. I mean it must -- we're hoping that rational behavior prevails. But suppose that for whatever reason tariffs are imposed, the U.S. on Airbus and Airbus on -- Europe on Boeing. If you were to deliver an Airbus airplane to say your Ireland office, would that be subject to -- would that be a workaround on -- with respect to tariffs?

John L. Plueger: No. (inaudible)

Steven F. Udvar-Házy: The Irish sub buys an airplane from Toulouse or Hamburg, there's no importation of the aircraft into the United States.

Gregory B. Willis: It's not based on where the lessor is domiciled, it's based upon the aircraft and where it's made. And all of our leases require that the airline be responsible for any tariffs or duties that are assessed in the importation process. And right now there's already tariffs in place in various locations, I mean, including China, Russia, various jurisdictions and the airlines figure out a way to make it do.

Steven F. Udvar-Házy: And Mike, the first part of your question on duties and tariffs, we have ongoing deliveries during the first half of this year and then continuing into later this year and next year of aircraft into China, including 787s into China Southern. We have A321s. We recently delivered an A350 to a Chinese airline. So we have not seen any, sort of, declarations from the

Chinese government that they want to negate any importation of aircraft that the airlines have committed to.

Michael Linenberg: That's actually great intelligence. So Steve, I guess when you take your first Comac C919, it's going to the Hong Kong office, right? I presume. I'm kidding.

John L. Plueger: We'll invite you on that flight, Mike.

Steven F. Udvar-Házy: We'll lease that through Deutsche Bank to ferry cash between New York and Frankfurt.

Operator: Our next question comes from Kristine Liwag of Bank of America.

Kristine Liwag: Steve and John, for the 50 A320 aircraft that you ordered, can you discuss the suite profile of the airline you expect to lease this aircraft family? What percent of them currently operate Bombardier aircraft? And we think about your sales campaign, what percent of that 50% aircraft orders do you expect to sell or to lease of A220 and A320 together? And ultimately, how do airlines think about adding a new fleet type to the fleet?

John L. Plueger: Okay. Kristine, you said a whole lot. We're trying to write down all the parts of your questions. Can you just repeat again like piece by piece, what percent of what again? You said a whole lot. We're trying to answer. But can you repeat it, please, slowly.

Kristine Liwag: Well, I was trying to get a lot out of two questions. So I was trying to squeeze as much as I could. But the pieces.

John L. Plueger: We'll give you a third one.

Mary Liz DePalma: We'll give you a third one.

Steven F. Udvar-Házy: We'll give you a pass for a third one. Good questions.

Kristine Liwag: So the suite profile of the airlines you expected to lease this family, so how many of them already operate a Bombardier aircraft? What percent do you expect to lease an A220 and A320 together, kind of like a joint deal? And then ultimately, how do airlines think about adding this new fleet type to their portfolio?

Steven F. Udvar-Házy: Okay. Good questions. So on the 50 A321s that we ordered, which are 27 XLRs and 23 A321neos, that's just an add-on order. We have the largest order in backlog for the A321neo among all lessors. So the majority of those aircraft will go to operators who already have some member of the A320 family, either CEOs or NEOs. So, in terms of integration, those will be relatively easy due to the cockpit commonality and lot of the systems commonalities. On the 220s, we're focusing on airlines that need to be replaced A318s, A319s and 737-700s, and in some cases even 300s and 400s and 500s. And so we're looking at the 220 more as a replacement aircraft, whereas the XLRs are to airlines that want to open up their networks to longer-range operations with A321 XLR and the LR. Does that make sense?

John L. Plueger: So let me just add on the percentage side, Kristine if I were to get -- and believe me, we haven't -- I can't give you a definitive number here. But generally speaking, one of the strengths we bring to any new aircraft program is to get new customers and new buyers and new lessees, and that's what we're known for. So as to the A220, I think your question was what percentage would be to currently existing A220 operators and what would be to new? And so generally speaking, our outlook would be that 80% to 85% of our placements will probably be with new operators, maybe 15% to 20% with existing operators of A220. And then as to a combination placement of A321neo, we really haven't looked to connect those two dots. But as Steve indicated, with the replacement of an A319 in mind, we will probably have a number or handful of customers where we'll replace both. But the big message I'm telling you is it's no different  than anything else that ALC has done in terms of new aircraft that we take on. Our mission and our value to Airbus and to the industry is bringing in primarily new customers.

Kristine Liwag: And that's very helpful. And when the A220 was known as the C-Series, you didn't order it. And with Airbus now behind the plane, it became more attractive to you, otherwise you wouldn't have ordered the aircraft. So with that in mind, how do you view the Embraer E2, if the Boeing and Embraer deal does indeed close in the next few months? And what would have to happen for the E2s to become attractive to you again for a new aircraft order?

Steven F. Udvar-Házy: We had a wonderful experience early in Air Lease's history in 2011, '12, '13. We acquired almost 30 new Embraer E190s and 175s and placed them all successfully and those were profitable programs. But then because of the opportunities to expand into other arenas like the NEOs, some of the widebodies, we felt that we should exit those assets and we did so at a handsome profit. We are certainly always open to evaluating the E2. We will look at the E2 even more carefully once the Boeing and Embraer marriage is finalized and approved by the various regulators. But right now, that is a question mark and so we are now focused more on the 220s.

Kristine Liwag: Great. And earlier in your prepared remarks, you guys mentioned that you're seeing a premium in the lease rates for the A320 family due to the 737 MAX issues. Can you quantify how much that is?

John L. Plueger: Well, we’re not going to quantify, Kristine. Hate to disappoint you, but I think what we specifically said was the A321neo, specifically. And there had had already been a strengthening trend in the A321neo prior to the MAX grounding, somewhat. And I would only just say that with the MAX grounding, I would say that trend in that premium continues to look like it's not only maintaining but, in fact increasing.

Operator: And our next question comes from Josh Sullivan of Seaport Global.

Joshua Sullivan: Just on the widebody market commentary. Are you seeing any impact to -- any elongating expectations for the 777X launch timeline? Is that in any way contributing to the widebody market strength?

John L. Plueger: We don't have any 777Xs on order. I need to make that very, very clear. Boeing has already announced a delay of up to a year primarily related to the engine development. So that's just a program that we watch but we are not invested in at this time.

Joshua Sullivan: But it's not impacting any decisions on widebody capacities?

John L. Plueger: Well, I think what we'll see is -- yes. I mean, generally speaking in the '22, '23 and '24 timeframe, as I said before, you're going to see a lot of the larger widebodies retire. The youngest 777-200ERs, the oldest 777-300ERs, any remaining A340s. And so by nature of that replacement need, we're going to see a little bit acceleration of widebody. And I do suspect that people who may have been on the fence for the 777X may look to alternatives.

Steven F. Udvar-Házy: The other thing is that as we get out in that time frame, and '21, '22, '23, if there are any 777-300ERs with leases expiring, we would expect those airlines to then look to extending those leases. Due to the delays in the 777-9X.

Joshua Sullivan: Okay. And then just a question on the LEAP versus the GTF in the market. Can you comment on any valuation or performance differences you're seeing? You mentioned some strength on the A321. Is that having -- the engine choice having any impact there?

Steven F. Udvar-Házy: Not really. The lease rates, we don't see a significant difference either way. And a lot of those engine choices are made by the airlines depending on what other components they have in their fleet, what their engine maintenance capabilities are. So, we're not really seeing a premium or a discount for either the CFM LEAP or the Pratt & Whitney GTF engine. They are pretty much in the same ballpark.

John L. Plueger: Neither engine is yet perfect.

Operator: And our next question comes from Rajeev Lalwani of Morgan Stanley.

Jonathan Morales: It's actually John on for Rajeev. Two quick ones. John, I think you mentioned on the MAX, all of those aircraft are getting placed outside of the U.S. Have you been in touch with regulators outside of the U.S. with regards to any additional requirements?

John L. Plueger: The short answer is yes, but it's under confidentiality discussions and we're not going to comment. We're hoping that good progress is made and we do think that progress is being made, but we've made our own assessments as to our deliveries for the rest of the year.

Jonathan Morales: Got it. And then just another question on the A220. So given obviously the healthy demand, is it fair to say that the A220 is, sort of, garnering similar lease rates to other NextGen narrowbodies?

Steven F. Udvar-Házy: Are you talking about the...

John L. Plueger: We can't hear you. You said A220?

Jonathan Morales: Yes.

John L. Plueger: Sorry. Say it again.

Jonathan Morales: Is it fair to say that the A220 lease rates are comparable to other NextGen narrowbodies?

John L. Plueger: We believe that we're going to equal or better our current portfolio lease rate factor with the A220.

Operator: And I'm currently showing no other questions in the queue. I'd like to turn the call back to Mary Liz DePalma for closing comments.

Mary Liz DePalma: Okay. Thank everyone. That concludes today's call. We look forward to speaking to everybody again after the end of the third quarter. Operator, you can now disconnect the line.

Operator: Thank you. Ladies and gentlemen, thank you for your participation. You may now disconnect. Everyone, have a great day.